Exhibit 24.1
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below, as a Director of Aerojet Rocketdyne Holdings Inc., a Delaware corporation (the “Company”), with its principal offices at 222 N. Pacific Coast Highway, Suite 500, El Segundo, California, does hereby make, constitute and appoint Arjun L. Kampani and Daniel L. Boehle, or one of them acting alone, his or her true and lawful attorneys, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities, to execute and sign the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and any and all amendments thereto, and documents in connection therewith, to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, giving and granting unto said attorneys full power and authority to do and perform such actions as fully as they might have done or could do if personally present and executing any of said documents.

Dated and effective as of the 17th day of February 2022.

/s/ Kevin P. Chilton Kevin P. Chilton	/s/ Thomas A. Corcoran Thomas A. Corcoran

/s/ Eileen P. Drake Eileen P. Drake	/s/ James R. Henderson James R. Henderson

/s/ Warren G. Lichtenstein Warren G. Lichtenstein	/s/ Lance W. Lord Lance W. Lord

/s/ Audrey A. McNiff Audrey A. McNiff	/s/ Martin Turchin Martin Turchin